EXHIBIT 10.18

AMENDMENT NO. 1 TO THE MOHAWK INDUSTRIES, INC.
2012 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

ARTICLE 1
PURPOSE OF THE PLAN

1.1    Background and Purpose. Mohawk Industries, Inc. (the “Corporation”) maintains the 2012 Non-Employee Director Compensation Plan (the “Plan”) to promote the long-term growth of Mohawk Industries, Inc. by providing a vehicle for Non-Employee Directors to increase their proprietary interest in the Corporation and to attract and retain highly qualified and capable Non-Employee Directors. The Plan is governed by the Mohawk Industries, Inc. 2012 Incentive Plan (“2012 Incentive Plan”).

1.2    Defined Terms. Capitalized terms used but not defined herein shall have the meaning set forth in the Plan.

ARTICLE 2
AMENDMENT

2.1    Amendment. Article 5 of the Plan is hereby deleted and replaced in its entirety with the following:

ARTICLE 5
ANNUAL RESTRICTED STOCK UNIT GRANT

5.1    Annual Grant. The Corporation shall grant to each Non-Employee Director on the first Business Day of each year a number of RSUs having a dollar value of $90,000; provided such director is serving on the Board on such date. Such RSUs shall vest 1/3 of the amount of the annual grant per year over a three year period from the date of the grant. The number of RSUs to be so granted shall be determined by dividing $90,000 by the average of the daily closing prices for the Common Stock for the last thirty (30) consecutive trading days of the immediately preceding calendar year on which such shares are actually traded on the New York Stock Exchange. Fractional shares shall be rounded to the nearest whole share.

ARTICLE 3
MISCELLANEOUS

3.1    Effect of Amendment. Except as specifically amended hereby, the Plan shall remain in full force and effect. All references to the Plan shall be deemed to mean the Plan as modified hereby.